                                                                    Exhibit 15.1

Deloitte & Touche LLP
333 Clay Street
Suite 2300
Houston, Texas 77002

August 10, 1999

Sterling Chemicals Holdings, Inc.
1200 Smith Street, Suite 1900
Houston, Texas 77094

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sterling Chemicals Holdings, Inc. and subsidiaries for the three and nine month periods ended June 30, 1999 and 1998, as indicated in our report dated August 10, 1999; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, is incorporated by reference in Registration Statement No. 333-30917 for Sterling Chemicals Holdings, Inc. on Form S-3 and in Registration Statement No. 333-52795 for Sterling Chemicals Holdings, Inc. on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP